SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CryoCor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CRYOCOR, INC.

9717 PACIFIC HEIGHTS BOULEVARD

SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of CryoCor, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, May 14, 2007 at 2:00 pm. local time at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, CA 92121 for the following purposes:

1.	To elect one director to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the Company’s Audit Committee of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 16, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Gregory J. Tibbitts

Secretary

San Diego, California

April 24, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CRYOCOR, INC.

9717 PACIFIC HEIGHTS BOULEVARD, SAN DIEGO, CA 92121

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of CryoCor, Inc. (sometimes referred to as the “Company”, “us”, “we”, “our” or “CryoCor”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders, or the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 24, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 16, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 11,047,351 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 16, 2007 your shares were registered directly in your name with CryoCor’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 16, 2007 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of one director;

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from CryoCor. Simply follow the instructions you receive from that organization to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 16, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director, and “For” the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to CryoCor’s Secretary at 9717 Pacific Heights Blvd., San Diego, CA 92121.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2007, to Gregory J. Tibbitts, CryoCor Inc., 9717 Pacific Heights Blvd., San Diego, CA 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so prior to February 14, 2008, but not earlier than January 15, 2008. You are advised to review the Company’s Bylaws (a copy of which has been filed with the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 5, 2005 and the Company’s Policy Regarding Stockholder Recommendations of Director Nominees (available on the Company’s website www.cryocor.com) for additional information regarding the submission of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. Each of the proposals being voted on at the Annual Meeting involve routine matters, as determined under the rules of the NYSE.

How many votes are needed to approve each proposal?

•

For the election of a director, the nominee receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of a director) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, the selection of Ernst & Young LLP as the independent auditors for the fiscal year ended December 31, 2007, must receive “For” votes from the holders of a majority of shares either present in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 11,047,351 shares outstanding and entitled to vote. Thus, the holders of 5,523,676 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

CryoCor’s Board of Directors is divided into three classes. Class I consists of three directors, Class II and Class III each consist of two directors, and each class has a three-year term. The Board of Directors has approved a decrease to the size of the Board of Directors from seven to six directors, effective immediately following the expiration of Dr. Robert Adelman’s term at the Annual Meeting. As a result of this reduction following the Annual Meeting, Class II will consist of one director. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2007: David J. Cooney and Robert Adelman, M.D. Dr. Adelman notified the Company that, due to other professional obligations, he will not be standing for re-election at the Annual Meeting. Mr. Cooney is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, Mr. Cooney would serve until the 2010 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Three of our directors attended the 2006 annual meeting, two of which were up for re-election at that meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by CryoCor’s management. The person nominated for election has agreed to serve if elected. Our management has no reason to believe that the nominee will be unable to serve.

The following is a brief biography of the nominee and each director whose term will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

David J. Cooney

David J. Cooney, age 37, has been a member of our Board of Directors since January 2002. Since February 1997, Mr. Cooney has served as Principal for Beecken Petty O’Keefe & Company, a private investment management firm focused exclusively on the healthcare industry which, together with Healthcare Equity QP Partners, L.P. and its affiliates, is one of our principal stockholders. From October 1995 to February 1997, Mr. Cooney worked in the Corporate Finance Department at Smith Barney in New York, specializing in public offerings and mergers and acquisitions for healthcare companies. Mr. Cooney serves on the boards of directors of a number of privately-held healthcare technology companies. He received a B.S. in History from the University of Illinois and an M.A. from Georgetown University with a specialization in Finance.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Jerry C. Griffin, M.D.

Jerry C. Griffin, M.D., age 62, has been a member of our Board of Directors since March 2001. Dr. Griffin currently is the President of Griffin & Schwartz Scientific Services Inc., a management consulting firm. From September 1999 to 2006, Dr. Griffin served as President, Chief Executive Officer and as a director of POINT Biomedical Corporation, a developer of pharmaceutical products for use with ultrasound imaging. From September 1992 to November 1998, Dr. Griffin was employed by InControl, Inc., where he served most recently as Executive Vice President and was responsible for worldwide regulatory affairs and clinical development activities. From July 1977 to August 1992, Dr. Griffin was a faculty member in the Department of Medicine, Division of Cardiology at several teaching institutions, including Professor of Medicine at the University of California at San Francisco, Assistant Professor at Baylor College of Medicine and Clinical Assistant Professor of Medicine at Stanford University. He also serves on the board of directors at one publicly held company, Scicle Pharma, Inc. and serves or has served at several privately-held medical device and biotechnology companies. Dr. Griffin received a B.S. from the University of Southern Mississippi, an M.D. from the University of Mississippi.

J. Mark Hattendorf

J. Mark Hattendorf, 56, has been a member of our board of directors since July 2006. Mr. Hattendorf has over 30 years of experience in accounting, finance and business management, including as the senior financial officer for a number of publicly and privately-held companies. From April 2005 to October 2006, Mr. Hattendorf was Chief Financial Officer of EWI Holdings, a software company in San Diego. From July 2001 to April 2005 he was an independent financial and business consultant advising clients on acquisitions and due diligence, negotiation strategies and financing strategies. He has experience serving on the board of directors of publicly-held and not-for-profit entities. Mr. Hattendorf began his career with KPMG’s predecessor firm, Peat Marwick Mitchell & Co. He is a Certified Public Accountant and holds an undergraduate degree in Accounting and an MBA in Finance from Loyola Marymount University in Los Angeles, California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Kurt C. Wheeler

Kurt C. Wheeler, age 54, is our Chairman and has been a member of our Board of Directors since September 2000. Mr. Wheeler is a Managing Director at Clarus Ventures LLC, a company he co-founded in 2005. Since 1999, Mr. Wheeler has been a General Partner of MPM BioVentures II and III funds. He currently serves on the board of directors of two publicly-held companies, Hemosense, Inc. and Somaxon Pharmaceuticals. In addition, Mr. Wheeler serves on the boards of a number of privately held life science companies. He holds a degree from Brigham Young University and an M.B.A. from Northwestern University, where he serves on the Kellogg Alumni Advisory Board.

Arda M. Minocherhomjee, Ph.D.

Arda M. Minocherhomjee, Ph.D., age 53, has been a member of our Board of Directors since June 2003. He is currently a partner at Chicago Growth Partners. Since 1998, he has served as a managing director of William Blair Capital Partners and prior to that was a Principal and senior healthcare analyst at William Blair & Company. Dr. Minocherhomjee currently services on the board of directors of Favrille, Inc., a publicly held biopharmaceutical company, as well as several privately-held pharmaceutical and medical device companies. Dr. Minocherhomjee received a M. Sc. in Pharmacology from the University of Toronto and an M.B.A. from the University of British Columbia, and was a post-doctoral fellow in pharmacology at the University of Washington Medical School.

Edward F. Brennan, Ph.D.

Edward F. Brennan, Ph.D., age 55, has served as our Chief Operating Officer since January 2005, our President since March 2005 and our Chief Executive Officer and a member of our Board of Directors since March 2006. From January 2004 to February 2005, Dr. Brennan consulted for various technology companies. From January 2001 to December 2003, Dr. Brennan was Managing Director for Perennial Ventures, a venture fund focused on early-stage investing in technology companies. From January 2000 to December 2000, Dr. Brennan served as Vice President of Tredegar Investments, a venture capital investment company. Dr. Brennan was also Executive Vice President for CardioGenesis Corp., a medical device company, from June 1995 to December 1999, where he was responsible for domestic and international clinical programs, regulatory affairs, quality systems and scientific research activities. He is the Chairman of Hemosense, Inc., serves on the Board of Directors of Kilroy Realty Inc., and serves or has served on the boards of a number of privately-held technology companies. Dr. Brennan received a B.A. in Chemistry and Biology and a Ph.D. in Biology from the University of California, Santa Cruz.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Wheeler, Dr. Minocherhomjee, Dr. Adelman, Mr. Cooney, Dr. Griffin and Mr. Hattendorf. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Brennan, the Company’s President and Chief Executive Officer is not an independent director by virtue of his employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met twelve times during the last fiscal year and acted by unanimous written consent four times. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2006, the Company’s independent directors met nine times in executive sessions at which only independent directors were present. The Chairman of the Board of Directors presides over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Name	Audit		Compensation		Governance and Nominating
Robert Adelman, M.D.			X		X	*
David J. Cooney	X		X
Jerry C. Griffin, M.D.	X				X
J. Mark Hattendorf (1)	X	*
Arda M. Minocherhomjee, Ph.D. (2)	X		X	*
Kurt C. Wheeler			X		X
Total meetings	4		2		2

*	Committee Chairperson
(1)	Mr. Hattendorf has served on the Audit Committee since July 2006.
(2)	Mr. Minocherhomjee served as a member of the Audit Committee until July 2006.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company, except as specifically described below.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Audit Committee is currently composed of three directors: Messrs. Cooney, Griffin and Hattendorf. In addition, Dr. Minocherhomjee served as a member of the Audit Committee until July 2006. The Audit Committee met four times during the fiscal year and acted by unanimous written consent one time. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.cryocor.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Mr. Minocherhomjee was a member of the Audit Committee until July 2006. Dr. Minocherhomjee did not meet the definition of independence for Audit Committee members. Accordingly, we were required to replace Dr. Minocherhomjee with a director considered independent by July 13, 2006, the one year anniversary of our initial public offering. Upon Mr. Hattendorf’s appointment to our Board of Directors and our Audit Committee in July 2006, Dr. Minocherhomjee resigned from the Audit Committee. The Board of Directors has determined that Mr. Hattendorf qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Hattendorf’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting and private companies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

David J. Cooney

Jerry C. Griffin

J. Mark Hattendorf, Chairman

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

The Compensation Committee is composed of four directors: Messrs. Adelman, Cooney, Minocherhomjee and Wheeler. Following the Annual Meeting, the Compensation Committee will be composed of three directors: Messrs. Cooney, Minocherhomjee and Wheeler. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met two times during the fiscal year and acted by unanimous written consent one time. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.cryocor.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•	administration of the Company’s equity compensation plans and other similar plan and programs.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

Typically, the Compensation Committee meets at least once annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During late 2005, the Compensation Committee engaged Towers Perrin as compensation consultants, a consulting firm that the Chairman of the Board and Chief Executive Officer had previous experience working with. The Compensation Committee requested that Towers Perrin:

•	evaluate the compensation of the senior members of management, to ensure that management was compensated at a level consistent with market compensation; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Towers Perrin was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Towers Perrin ultimately developed recommendations of appropriate compensation ranges that were presented to the Compensation Committee for consideration. Compensation adjustments were evaluated by the Compensation Committee in the first quarter of 2006. However, following the Company’s receipt in January 2006 of notification from the United States Food and Drug Administration, or FDA, that the Company’s application for premarket approval, or PMA, for atrial flutter was not approvable at that time, senior management and the Board of Directors jointly agreed that any changes to the compensation of senior management should be deferred until the Company’s ability to resubmit its PMA for atrial flutter had been further evaluated. In November 2006, the anticipated compensation changes for senior management were implemented.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2005, the Compensation Committee formed a Non-Officer Stock Option Committee, currently composed of Dr Brennan, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to new employees or recently promoted employees, who are not officers of the Company. In addition, in 2006, the Board of Directors expanded the authority of the Non-Officer Stock Option Committee to allow it to grant stock options to eligible consultants of the Company that are members of the Company’s Scientific Advisory Board. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees and members of the Company’s Scientific Advisory Board, within specified limits approved by the Compensation Committee. In the case of grants to employees, the subcommittee may not grant options for a number of shares that would cause the aggregate number of option shares held by such employee to exceed a pre-approved range of shares based on such employee’s title within the Company. In the case of grants to members of the Scientific Advisory Board, the subcommittee may not grant options for a number of shares that would cause the aggregate number of shares granted by the Company to such consultant to exceed 10,000 shares. In addition, in February 2006, the Compensation Committee approved an option budget for the subcommittee, which provided that the subcommittee may grant a maximum of 150,000 shares to new hires in the fourth quarter of 2005 and the full year of 2006. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the Non-Officer Stock Option Committee. During 2006, the subcommittee exercised its authority to grant options to purchase an aggregate of 11,800 shares to newly-hired non-officer employees and Scientific Advisory Board members.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee has ever been an officer or employee of ours. None of our executive officers currently serves, or served during 2006, as a member of the board of directors or compensation committee of any other entity that had one or more executive officers who served on our board of directors or compensation committee. Prior to establishing the compensation committee, our full Board of Directors made decisions relating to the compensation of our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Robert Adelman

David J. Cooney

Arda M. Minocherhomjee, Chairman

Kurt C. Wheeler

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Adelman, Griffin and Wheeler. Following the Annual Meeting, the Nominating and Corporate Governance Committee will be composed of two directors: Messrs. Griffin and Wheeler. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during the fiscal year and acted by unanimous written consent one time. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.cryocor.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 9717 Pacific Heights Blvd., San Diego, CA 92121, prior to February 14, 2008, but not earlier than January 15, 2008. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of CryoCor Inc. at 9717 Pacific Heights Blvd., San Diego, CA 92121. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. Stockholders can communicate online with the Board via CryoCor’s website at www.cryocor.com. These communications will be forwarded to the entire Board, or to subsets of the Board as appropriate, based upon the nature of the communication. Certain communications will not be provided to the Board if it is determined that the communication is not relevant or appropriate (such as product complaints, inquiries or suggestions, advertisements, resumes, surveys, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent members of the Board. All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. A copy of the Company’s Open Door Policy is available on our corporate website at www.cryocor.com.

CODE OF ETHICS

The Company has adopted the CryoCor Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.cryocor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2006 and 2005, by Ernst & Young LLP, the Company’s principal accountant. All fees in the table were approved by the Audit Committee.

	Fiscal Year Ended
	2006	2005
	(in thousands)
Audit Fees(1)	$145	$532
Audit-related Fees(2)	6	—
Tax Fees(3)	20	11
All Other Fees	—	—

Total Fees	$171	543

(1)	Audit fees consist of fees for the audit of our annual financial statements for 2006 and 2005, the review of our interim period financial statements for 2006 and 2005 included in our Form S-1 and our quarterly reports on Form 10-Q, review of our Form S-1, preparation of comfort letters associated with our initial public offering and related services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit-related fees include consultation regarding financial accounting and reporting standards, specifically the Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R).

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services included assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The report of independent registered public accounting firm dated February 21, 2007 of Ernst & Young LLP on the consolidated balance sheets of CryoCor, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, included in the Form 10-K filed with the SEC on March 30, 2007 states that the Company’s recurring losses from operations, its limited cash balances and financial resources, and its inability to meet some of its obligations as they come due, raise substantial doubts about the Company’s ability to continue as a going concern. Other than the foregoing, Ernst & Young LLP’s report contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 1, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table including one former executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
MPM Capital LLC and its affiliates(2) 601 Gateway Boulevard Suite 360 South San Francisco, CA 94080	2,931,531	26.6%

William Blair Capital Partners VII, QP and its affiliate(3) 303 West Madison Suite 2500 Chicago, IL 60606	1,854,321	16.8%

OrbiMed Associates, LLC and its affiliates(4) 767 Third Avenue, 30th Floor New York, NY 10017	1,231,936	11.2%

Healthcare Equity QP Partners, L.P. and its affiliate(5) 131 South Dearborn Street Suite 2800 Chicago, IL 60603	508,851	4.6%

Edward F. Brennan, Ph.D.(6)	287,308	2.5%
Helen S. Barold, M.D., M.P.H., FACC, FHRS(7)	9,888	*
Gregory J. Tibbitts(8)	103,461	*
Gregory M. Ayers, M.D., Ph.D.(9)	90,757	*
Kurt C. Wheeler(10)	2,937,444	26.6%
Robert Adelman, M.D.(11)	1,237,849	11.2%
David J. Cooney(12)	508,851	4.6%
Jerry C. Griffin, M.D.(13)	24,260	*
Arda M. Minocherhomjee, Ph.D.(14)	1,854,321	16.8%
J. Mark Hattendorf(15)	9,040	*
All executive officers and directors as a group (10 persons)(16)	7,063,179	62.0%

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,030,366 shares outstanding on March 1, 2007, adjusted as required by rules promulgated by the SEC.
(2)

Consists of shares of common stock held by MPM Asset Management Investors 2000 B LLC, MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, MPM BioVentures II, L.P. and MPM BioVentures II-QP, L.P. MPM Asset Management II, LLC is the general partner of MPM Asset Management II, L.P, the general partner of MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, MPM BioVentures II, L.P. and MPM BioVentures II-QP, L.P. Mr. Wheeler, Ansbert Gadicke, Michael Steinmetz, Luke Evnin,

and Nicholas Galakatos, as investment managers of MPM Asset Management II, LLC, the general partner of MPM Asset Management II, L.P., and MPM Asset Management Investors 2000 B LLC, share voting and investment power with respect to shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, MPM BioVentures II, L.P., MPM BioVentures II- QP, L.P. and MPM Asset Management Investors 2000 B LLC. Mr. Wheeler disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)	Consists of 1,848,408 shares of common stock and 5,913 options to purchase common stock held by William Blair Capital Partners VII, QP L.P. and William Blair Capital Partners VII, L.P. William Blair Capital Management VII, L.P. is the general partner of William Blair Capital Partners VII, QP L.P. and William Blair Capital Partners VII, L.P. William Blair Capital Management VII, L.L.C. is the general partner of William Blair Capital Management VII, L.P. William Blair Capital Management VII, L.L.C., through a seven-person board of managers composed of certain of its members, has voting and dispositive authority over the shares held by William Blair Capital Partners VII, QP L.P. and William Blair Capital Partners VII, L.P. Decisions of the board of managers are made by a majority vote of its members and, as a result, no single member of the board of managers has voting or dispositive authority over the shares. Dr. Minocherhomjee, Robert D. Blank, Timothy Burke, David G. Chandler, John Ettelson, Robert P. Healy and Timothy M. Murray are the members of the board of managers and each disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest therein. Pursuant to contractual arrangements between Mr. Minocherhomjee and William Blair Capital Management VII, L.P. and among William Blair Capital Management VII, L.L.C., William Blair Capital Partners VII, QP L.P. and William Blair Capital Partners VII, L.P., the four entities may be deemed to have a pecuniary interest in the option to purchase 5,913 shares of common stock discussed above. Each of the four entities disclaims beneficial ownership of such option except to the extent of its pecuniary interest therein.
(4)	Consists of shares of common stock held by OrbiMed Associates, LLC, PW Juniper Crossover Fund, LLC and Caduceus Private Investments, LP. Samuel Isaly is the general partner of OrbiMed Associates, LLC, PW Juniper Crossover Fund, LLC and Caduceus Private Investments, LP. Dr. Adelman is an affiliate of OrbiMed Associates, LLC, PW Juniper Crossover Fund, LLC and Caduceus Private Investments, LP. Mr. Isaly and Dr. Adelman disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.
(5)	Consists of 502,938 shares of common stock and 5,913 options to purchase common stock held by Healthcare Equity QP Partners, L.P. and Healthcare Equity Partners, L.P. Beecken Petty and Company, LLC is the general partner of Healthcare Equity QP Partners, L.P. and Healthcare Equity Partners, L.P. Mr. Cooney is a member of Beecken Petty and Company, LLC, and shares voting and investment power with respect to the shares held by Healthcare Equity QP Partners, L.P. and Healthcare Equity Partners L.P. with David K. Beecken, William G. Petty, Jr., Kenneth W. O’Keefe, Gregory A. Moerschel, Thomas A. Schlesinger and John W. Kneen, the other members of Beecken Petty and Company, LLC. Mr. Cooney disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Pursuant to contractual arrangements between Mr. Cooney and Beecken Petty and Company, LLC, Healthcare Equity QP Partners, L.P. and Healthcare Equity Partners, L.P., the three entities may be deemed to have a pecuniary interest in the option to purchase 5,913 shares of common stock discussed above. Each of the three entities disclaims beneficial ownership of such option except to the extent of its pecuniary interest therein.
(6)	Includes 46,959 shares of common stock and options to purchase 240,349 shares of common stock, 99,848 of which were unvested but exercisable as of April 30, 2007. Dr. Brennan served as our President and Chief Operating Officer until March 2006, when he was appointed as our President and Chief Executive Officer.
(7)	Includes 1,000 shares of common stock and options to purchase 8,888 shares of common stock. Dr. Barold was hired in August 2006 and serves as our Chief Medical Officer.
(8)	Includes 44,588 shares of common stock and options to purchase 58,873 shares of common stock, 24,618 of which were unvested but exercisable as of April 30, 2007.
(9)	Dr. Ayers served as our Chief Executive Officer until March 2006, at which time Dr. Brennan was appointed as Chief Executive Officer. Dr. Ayers resigned from our Board of Directors in November 2006.

(10)	Includes the shares referred to in footnote (2) above. Mr. Wheeler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. In addition, includes 5,913 options to purchase common stock.
(11)	Includes the shares referred to in footnote (4) above. Dr. Adelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. In addition, includes 5,913 options to purchase common stock.
(12)	Includes the shares of common stock and the options to purchase common stock referred to in footnote (5) above. Mr. Cooney disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.
(13)	Consists of options to purchase 24,260 shares of common stock, 4,947 of which were unvested but exercisable as of April 30, 2007.
(14)	Includes the shares of common stock and the options to purchase common stock referred to in footnote (3) above. Dr. Minocherhomjee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.
(15)	Consists of 4,000 shares of common stock and options to purchase 5,040 shares of common stock.
(16)	Includes exercisable options to purchase 361,062 shares of common stock of which 129,413 shares are unvested as of April 30, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering a single transaction, was filed late by William Blair Capital Management VII LLC, and an initial report of ownership was filed late by Dr. Helen S. Barold both due to administrative error.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2006 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Robert Adelman, M.D.	$29,000	$6,792	(2)	$35,792
David J. Cooney	$31,000	$6,792	(2)	$37,792
Jerry C. Griffin, M.D.	$31,000	$6,792	(2)	$37,792
J. Mark Hattendorf (1)	$20,000	$3,070	(3)	$23,070
Arda M. Minocherhomjee, Ph.D.	$31,000	$6,792	(2)	$37,792
Kurt C. Wheeler	$31,000	$6,792	(2)	$37,792

(1)	Mr. Hattendorf was appointed to the Board of Directors on July 19, 2006. In addition, he serves as the Chairman of the Audit Committee.
(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, or FAS123(R). A discussion of the assumptions used in calculating these values may be found in Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. The full grant date fair value of the awards to each director, computed in accordance with FAS 123R is $10,244. At fiscal year end the aggregate number of option awards outstanding for each director was 6,451, with the exception of Dr. Jerry C. Griffin who held options outstanding of 24,798 at fiscal year end.
(3)	Amount calculated utilizing the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, or FAS123(R). A discussion of the assumptions used in calculating this value may be found in Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. The full grant date fair value of the awards to this director, computed in accordance with FAS 123R is $20,395. At fiscal year end the aggregate number of option awards outstanding to this director was 20,161.

Each non-employee director of the Company receives a quarterly cash retainer of $3,750, a per meeting fee of $2,000 plus a fee of $1,000 for attendance at each committee meeting. In addition, the Chairman of the Audit Committee receives a quarterly cash retainer of $3,750. In the fiscal year ended December 31, 2006, the total compensation paid to non-employee directors was $173,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. In several instances, we have held multiple Board of Directors meetings within a short period of time, usually covering the same business topic. These meetings typically are telephonic conference calls of a short duration, and typically, the Company has requested that the compensation be paid for that series of meetings as if it was a single meeting of the Board of Directors. During 2006, there was one instance where this occurred, and it was related to the appointment of Dr. Brennan to be our new Chief Executive Officer.

Effective upon the effective date of our initial public offering in July 2005, we adopted our 2005 Non-Employee Directors’ Stock Option Plan, or NED Plan, to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. Under the NED Plan, new non-employee directors are entitled to receive an initial option grant to purchase 20,161 shares of common stock upon their election to our Board. The shares subject to this initial option grant vest monthly over three years.

In addition, each non-employee director is entitled to receive an option grant to purchase 6,451 shares of our common stock on the date of each annual meeting of our stockholders, beginning with our 2006 annual meeting of stockholders. However, the size of an annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting will be reduced by 25% for each full quarter prior to the date of grant during which he or she did not serve as a non-employee director. The shares subject to this annual option grant vest monthly over one year.

The exercise price of the options granted to non-employee directors under the NED Plan is equal to 100% of the fair market value of the common stock on the date of grant. The term of stock options granted under the NED Plan is ten years. In the event of certain corporate transactions, all outstanding options under the NED Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such options, the vesting of such options held by non-employee directors whose service has not terminated prior to the corporate transaction generally will be accelerated in full and all options outstanding under the NED Plan will be terminated if not exercised before the effective time of the corporate transaction. There were 52,416 options issued under the directors plan in the fiscal year ended December 31, 2006.

In addition, all of our directors are eligible to participate in our 2005 Equity Incentive Plan, or 2005 Plan, the 2000 Stock Option Plan, or 2000 Plan, and all of our employee directors are eligible to participate in our 2005 Employee Stock Purchase Plan, or Purchase Plan.

During 2006, J. Mark Hattendorf joined CryoCor’s Board of Directors, and agreed to serve as the Chairman of our Audit Committee. For the additional responsibility associated with this position, Mr. Hattendorf receives a quarterly fee of $3,750 in addition to his other compensation as a member of our Board of Directors.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth information as to persons who currently serve as our executive officers and a significant employee:

Name	Age	Position(s)
Edward F. Brennan, Ph.D.	55	President, Chief Executive Officer and Director
Helen S. Barold, M.D., MPH, FACC, FHRS	41	Chief Medical Officer
Gregory J. Tibbitts	40	Vice President, Finance and Chief Financial Officer

Edward F. Brennan, Ph.D., 55, has served as our Chief Operating Officer since January 2005, our President since March 2005 and our Chief Executive Officer and a member of our board of directors since March 2006. From January 2004 to February 2005, Dr. Brennan consulted for various technology companies. From January 2001 to December 2003, Dr. Brennan was Managing Director for Perennial Ventures, a venture fund focused on early-stage investing in technology companies. From January 2000 to December 2000, Dr. Brennan served as Vice President of Tredegar Investments, a venture capital investment company. Dr. Brennan was also Executive Vice President for CardioGenesis Corp., a medical device company, from June 1995 to December 1999, where he was responsible for domestic and international clinical programs, regulatory affairs, quality systems and scientific research activities. He is the Chairman of Hemosense, Inc., and serves or has served on the boards of a number of privately-held technology companies. Dr. Brennan received a B.A. in Chemistry and Biology and a Ph.D. in Biology from the University of California, Santa Cruz.

Gregory J. Tibbitts, 40, has served as our Vice President, Finance and Chief Financial Officer since July 2004. From April 2000 to June 2004, he held various positions including Chief Financial Officer with Elitra Pharmaceuticals Inc., a biotechnology company. From December 1996 to March 2000, Mr. Tibbitts was a senior manager in the audit department of Ernst & Young LLP, specializing in the biotechnology, medical device and other high technology industries. He also worked with Ernst & Young LLP from September 1989 to April 1993 before joining the mortgage banking division of ITT Financial as their Controller. Mr. Tibbitts received a B.A. in Business Administration from the University of San Diego and an M.B.A. in Finance from San Diego State University. He is a Certified Public Accountant in the State of California.

Helen S. Barold, M.D., MPH, FACC, FHRS, 41, has served as our Chief Medical Officer since August 2006. From 2002 until 2006, Dr. Barold practiced in cardiology and cardiac electrophysiology at the National Naval Medical Center in Bethesda, Maryland. From 2000 to 2002, Dr. Barold worked as a Medical Officer for the United States Food and Drug Administration, in the office of device evaluation of the Center for Devices and Radiological Health. She received her M.D. from the University of Rochester and her Masters in Public Health from Johns Hopkins University, completed her Internal Medicine residency at Johns Hopkins Hospital, and her Cardiology and Electrophysiology residency at Duke University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the three named executive officers of the Company: the President and Chief Executive Officer, the Chief Medical Officer and the Chief Financial Officer. The Compensation Committee is comprised of independent directors within the meaning of the applicable SEC and Nasdaq rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Committees of the Board of Directors – Compensation Committee” and the Compensation Committee charter, which is available on our website at www.cryocor.com.

Objectives of Compensation Program

The primary objective of our compensation program is to attract and retain qualified, highly competent members of executive management who are enthusiastic about the Company’s mission and opportunity. A further objective of our compensation program is to provide incentives and reward our executive management for their contribution to the Company. In addition, we strive to promote an ownership mentality among executive management and the Board of Directors, and to clearly align the financial interests of our executive management with stockholders in the Company.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward increases in the enterprise value of the Company and each member of executive management’s contribution in achieving our corporate goals. In measuring a named executive officer’s contribution to the Company, the Compensation Committee considers numerous factors including the Company’s performance in achieving its established milestones and how the Company has been positioned to succeed in the future. We do not align incentive compensation with the performance of our stock price; however, our executive management receives stock options that will allow them to benefit from improvements in the performance of our stock. At its current stage of development, the Company is not measured by the growth in its revenues, but rather based upon its ability to achieve clinical and regulatory milestones, and manage its cash resources. Accordingly, our compensation program rewards progress in completing clinical trials and obtaining regulatory approvals for our product, good management of our cash position, and accessing capital in a manner that considers the needs of the Company’s stockholders while maintaining adequate resources to ensure rapid corporate progress.

To aid the Compensation Committee in performing its duties, our Chief Executive Officer provides recommendations concerning the compensation of the Chief Medical Officer and Chief Financial Officer. The Compensation Committee deliberates and discusses the performance of the Chief Executive Officer and is solely responsible for determining the Chief Executive Officer’s compensation. Additionally, each named executive officer participates in establishing the key policies for the Company as well as the objectives of the Company as a whole. Similarly, our named executive officers are asked to provide feedback not only on their own performance, but also of our entire organization. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

Elements of the Company’s Compensation Plan and Why We Chose Each (How Each Relates to Objectives)

Annual named executive officer total compensation consists of base salary, non-equity incentive plan awards and equity incentive plan awards. It is the Compensation Committee’s intention to set total executive compensation sufficiently high to attract and retain a strong, motivated leadership team, but not so high that it creates a negative perception with our other stockholders.

Base Salary

The amount of base salary paid during 2006 to each of our named executive officers is shown in the “Summary Compensation Table” below. The initial base salaries were established after taking into account the named executive officer’s qualifications, experience, prior salary, competitive salary information and internal equity. Each named executive officer’s salary is reviewed annually by the Compensation Committee. When considering annual base salary increases, the Compensation Committee considers total compensation which is comprised of base salary, non-equity incentive plan awards and equity incentive plan awards.

Non-equity Incentive Plan Awards

Our non-equity incentive plan awards are based upon the achievement of corporate goals as established by the Company’s Board of Directors, and are included in compensation to provide a cash incentive to our management based on our annual accomplishments. We believe the non-equity incentive plan awards are aligned with the interests of our stockholders, which we believe is primarily the growth and return on invested capital.

Equity Incentives Plan Awards

Each of our named executive officers receives stock option grants on a periodic basis under the Company’s 2005 Plan. We believe the stock option grants represent the primary financial incentive to our executive management and balance the payment of base salary and non-equity incentive plan awards, which are short-term in nature, with the objective of the Board of Directors to build shareholder value over an extended period of time. Executive officers receive stock option grants when the Compensation Committee has reviewed their current equity holdings and determined that based upon the size and value of their unvested stock option holdings, additional equity incentive awards are appropriate. Where appropriate, the Compensation Committee sets the vesting of stock options on performance conditions, or milestones, to ensure that the stock options are earned in a manner consistent with the achievement of corporate objectives. The Compensation Committee has selected this type of vesting schedule in order to directly align the financial interests of our executive management with the achievement of the Company’s key corporate goals, which we believe increases the enterprise value, and ultimately the stockholder value, of the Company.

Stock option grants for our existing non-executive employees are recommended by management and approved by the Board of Directors on an annual basis. All of our non-executive employees receive an annual stock option grant to align their financial interests with the interests of our stockholders, which are noted above. While our stock option grants to non-executive employees typically vest over a four-year period, in unusual circumstances, we will adjust the vesting based on the recommendation of executive management. As an example, in January 2006, after we received a letter from the FDA informing us that our PMA for atrial flutter was not approvable at that time, we were concerned about losing a number of non-executive employees, which we felt would hinder our ability to rebuild the enterprise value of the Company. Accordingly, we took two steps to incentivize employees to remain with the Company. All non-executive employees received a one-time stock option grant of at least 3,000 shares at $2.77 per share (the closing price on the date of grant) that vests ratably on a monthly basis over a two-year period. The second action was to approve a cash retention bonus program, such that all non-executive employees who remain employed by the Company through August 31, 2007 will receive a one-time cash bonus of 20% of their annual salary at the time the program was established. We believe these two actions have been successful in retaining substantially all of the employees of the Company and we believe that these stock option grants, as well as other stock options grants they have received historically, and the retention bonus program have incentivized the non-executive employees to continue their employment with the Company.

How the Company Chose Amounts and/or Formulas for Each Element

Each named executive officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee reviews the compensation practices of other similarly sized and positioned companies. During late 2005, the Compensation Committee engaged Towers Perrin as compensation consultants. The Compensation Committee requested that Towers Perrin:

•	evaluate the compensation of our executive management, to ensure that they were compensated at a level consistent with market compensation; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Towers Perrin was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Towers Perrin used the following market references to compare our executive total compensation practices and levels to those in the market:

•

Select Southern California Life Science Companies – 17 companies in the Southern California region with whom we compete for talent with similar scope characteristics as the Select National Peer Group; and

•	Radford Biotechnology Executive Compensation Report – A national survey of executive compensation levels and practices that covers approximately 1,300 positions in 550 organizations.

Towers Perrin ultimately developed recommendations of appropriate compensation ranges that were presented to the Compensation Committee for consideration. The exact base salary, stock grant, and cash bonus eligibility were chosen in an attempt to balance our competing objectives of fairness to all stockholders and attracting/retaining the best executive candidates. While we do not have a formal targeted pay position relative to the market, our goal is to pay between the 50th and 75th percentile for all compensation elements.

The quantity of stock options granted to newly hired employees is based on an option matrix previously approved by our Board of Directors that establishes ranges of stock option grants for the various grades of our job matrix. The Non-Officer Stock Option Committee has the latitude to determine the appropriate size of stock option grant within the Board of Directors approved range for new non-executive employees’ positions, while the Compensation Committee retains authority to determine the appropriate size of stock option grant for new executive employees.

Compensation Actions for 2006 and 2007

In connection with its annual compensation review and the promotion of Edward F. Brennan to Chief Executive Officer in March 2006, the Compensation Committee made incentive stock option grants to Dr. Brennan and Gregory J. Tibbitts, our Chief Financial Officer.

Dr. Brennan received two stock option grants to purchase a total of 375,000 shares of the Company’s common stock under the 2005 Plan. The first stock option grant of 187,500 shares of common stock vests ratably on a monthly basis over a four-year period. The second stock option grant of 187,500 shares of common stock vests upon the achievement of specific milestones, specifically 30% of the shares covered by this stock option grant vest upon the receipt of pre-market approval from the FDA for the treatment of atrial flutter, and 70% of the shares covered by this stock option grant vest upon the receipt of pre-market approval from the FDA for the treatment of atrial fibrillation.

Mr. Tibbitts also received two stock option grants to purchase a total of 100,000 shares of the Company’s common stock under the Company’s 2005 Plan. The first stock option grant of 50,000 shares of common stock vests ratably on a monthly basis over a four-year period. The second stock option grant of 50,000 shares of common stock vests upon the achievement of specific milestones, specifically 30% of the shares covered by this stock option grant vest upon the receipt of pre-market approval from the FDA for the treatment of atrial flutter, and 70% of the shares covered by this stock option grant vest upon the receipt of pre-market approval from the FDA for the treatment of atrial fibrillation.

In connection with its annual compensation review, the Compensation Committee also considered increases in annual base salary for Dr. Brennan and Mr. Tibbitts. However, in light of the receipt by the Company of a letter from the FDA informing the Company that its PMA for atrial flutter was not approvable at that time, the named executive officers and the Board of Directors jointly agreed that any changes to Dr. Brennan’s and Mr. Tibbitts’ annual base salary should be deferred until the Company’s ability to resubmit its PMA application for atrial flutter had been further evaluated. In awarding the stock options, the

Compensation Committee considered the fact that the executive officers would not be receiving increases in base salary due to the financial condition of the Company and its ongoing need to manage its cash position, and a desire to clearly align the interests of the named executive officers with the interests of the Company’s stockholder base.

In November 2006, in anticipation of filing the Company’s amended PMA application for atrial flutter with the FDA, the Compensation Committee increased Dr. Brennan’s annual base salary from $250,000 to $325,000 and Mr. Tibbitts’ annual base salary from $190,000 to $240,000. Dr. Brennan and Mr. Tibbitts did not earn cash bonuses in 2006. The increases in base salary were awarded by the Compensation Committee to recognize the efforts of Dr. Brennan and Mr. Tibbitts in managing the Company’s cash resources, preparations to amend the Company’s PMA application for atrial flutter and to acknowledge the low relative position of each of these executives’ base salary versus market benchmarks.

In August 2006, Helen S. Barold was hired to serve as the Company’s Chief Medical Officer. Dr. Barold’s initial base salary of $225,000 was established after taking into account Dr. Barold’s qualifications, experience, prior salary, competitive salary information and internal equity. Dr. Barold is also eligible for an annual non-equity incentive plan award of up to 25% of her annual base salary, based on certain corporate objectives discussed in more detail below. In addition, Dr. Barold is entitled to receive an additional non-equity incentive plan award as follows: (i) if the Company receives approval of its PMA application for atrial flutter by June 30, 2007, Dr. Barold will receive $25,000; (ii) if the Company submits a PMA application for atrial fibrillation by December 31, 2007, Dr. Barold will receive $50,000; and (iii) if the Company receives approval of a PMA application for atrial fibrillation by December 31, 2008, Dr. Barold will receive $100,000. This additional cash compensation was selected due to the specialized role that Dr. Barold will play in achieving these corporate objectives and to provide additional incentive for the achievement of these goals on timelines which are in the financial interests of our shareholders.

In connection with the commencement of her employment, Dr. Barold also received two stock option grants to purchase a total of 125,000 shares of the Company’s common stock. The first stock option grant of 62,500 shares of common stock vests over a four-year period as follows: 25% of these shares will vest on the one year anniversary of the commencement of Dr. Barold’s employment with the Company, while the remaining 75% will vest ratably on a monthly basis over the following three-year period. The second stock option grant of 62,500 shares of common stock vest upon the receipt of approval from the FDA for the marketing of our product for the treatment of atrial fibrillation. In making this award, the Compensation Committee considered Dr. Barold’s overall compensation package as well as the relationship between the vesting of the stock options with the achievement of corporate objectives.

In January 2007, the Compensation Committee approved a 2007 non-equity incentive plan award for Dr. Brennan, Dr. Barold and Mr. Tibbitts. Pursuant to the 2007 non-equity incentive plan, Drs. Brennan and Barold are eligible to receive a non-equity incentive award of up to 25% of their 2007 annual base salaries and Mr. Tibbitts is eligible to receive a non-equity incentive award of up to 20% of his 2007 annual base salary, based upon the achievement of certain corporate goals established by the Compensation Committee. The corporate goals established for fiscal year 2007 for purposes of determining Dr. Brennan’s non-equity award relate to the completion of an equity financing transaction, the management of cash flow and headcount, the execution of a distribution agreement for the Company’s CryoBlator, the receipt of approval of the Company’s PMA application for atrial flutter from the FDA by a specified date, the completion of enrollment for the Company’s atrial fibrillation clinical trial by a specified date and specific product development milestone dates. The corporate goals established for fiscal year 2007 for purposes of determining Dr. Barold’s non-equity award relate to the completion of an equity financing transaction, the Company’s receipt of approval of the Company’s PMA application for atrial flutter from the FDA by a specified date, and the completion of enrollment for the Company’s atrial fibrillation clinical trial by a specified date. The corporate goals established for fiscal year 2007 for purposes of determining Mr. Tibbitts’ non-equity award relate to the completion of an equity financing transaction, the management of cash flow and headcount, the execution of a distribution agreement for the

Company’s CryoBlator, the restructuring of the Company’s existing debt facility, and the completion of specific internal control testing by June 30, 2007. The corporate goals for each of the executive officers were focused on each executive’s respective area of responsibility and were designed to support overall corporate goal achievement. The 2007 non-equity incentive plan awards are designed to reward increases in the enterprise value of our Company and each member of management’s contribution in achieving our corporate goals.

In addition, in January 2007, the Compensation Committee approved a salary increase for Dr. Barold from $225,000 to $250,000. The increase in base salary was awarded by the Compensation Committee to recognize the efforts of Dr. Barold in amending the Company’s PMA application for atrial flutter and managing enrollment of the Company’s clinical trial for atrial fibrillation.

In February 2007, the Compensation Committee awarded annual stock option grants to Dr. Brennan, Dr. Barold and Mr. Tibbitts of 40,000 shares, 60,000 shares and 30,000 shares, respectively. The shares subject to these stock option grants will vest ratably on a monthly basis over a four-year period. In making this award, the Compensation Committee considered the status of the unvested shares held by the executives, including the numbers of unvested shares and the exercise price of those shares.

Termination or Change of Control Payments

We have entered into employment agreements with Dr. Brennan and Mr. Tibbitts, which provide for the payment of certain benefits in connection with a termination or change in control of the Company. These provisions are described under the heading “Potential Payments upon Termination or Change in Control.” We intend to enter into an agreement with Dr. Barold that provides for similar benefits in connection with a termination or change in control. In addition, in 2006, we made certain separation payments to our former Chief Executive Officer, which are described in more detail under the heading “Potential Payments upon Termination or Change in Control”. We believe these benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Employee Stock Purchase Plan

We have also established our 2005 Employee Stock Purchase Plan available to all of our employees, including our named executive officers, which is intended to encourage employees to continue in our employ and to motivate employees through an ownership interest in the Company. Under our 2005 Employee Stock Purchase Plan, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.

Other Benefits

We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including our named executive officers, which are comparable to those provided at similar companies.

Accounting and Tax Considerations

Our policy is to grant stock options to new hires on the first business date of the month following their commencement of employment, and the exercise price of our stock option grants is set at the closing market price on the date of grant. Annual option grants to non-executive employees are approved at the first regularly scheduled Board of Directors meeting that occurs each year. Except in highly unusual circumstances, we do not allow option grants to non-executive employees at other dates during the year.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

SUMMARY COMPENSATION TABLE (1)

The following table includes information concerning compensation for the one-year period ended December 31, 2006 in reference to the named executive officers, which includes required disclosure related to our current and former Chief Executive Officers, Chief Financial Officer and the most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Edward F. Brennan, Ph.D. (3) President & Chief Executive Officer	2006	259,519		937,251	30,146	(4)	1,226,916

Gregory J. Tibbitts Chief Financial Office and Vice President, Finance	2006	196,346		171,786	—		368,132

Helen S. Barold, M.D., M.P.H., FACC, FHRS Chief Medical Officer	2006	78,750	(5)	27,378	—		106,128

Gregory M. Ayers, M.D., Ph.D. (6) Former Chief Executive Officer	2006	320,086		655,190	450,000	(7)	1,425,276

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees. No cash bonuses were earned during 2006.
(2)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2006 under Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, or FAS123(R), for grants made in 2006 and prior years. A discussion of the assumptions used in calculating these values may be found in Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006.
(3)	Dr. Brennan served as our President and Chief Operating Officer until March 2006, when he was appointed our Chief Executive Officer.
(4)	Includes $22,788 in apartment-related costs and $6,522 in car lease-related costs, all associated with Dr. Brennan’s commute between his primary residence in Northern California and CryoCor’s San Diego office.
(5)	Dr. Barold became an employee of the Company on August 11, 2006. This amount represents her salary for the period from August 11, 2006 through December 31, 2006.
(6)	Dr. Ayers served as our Chief Executive Officer until March 2006, at which time Dr. Brennan was appointed as Chief Executive Officer. Dr. Ayers resigned from our Board of Directors in November 2006.
(7)	Represents severance payments accrued but unpaid during fiscal 2006. Severance amount was based upon the terms of his employment agreement which required the payment of one year’s salary related to his separation from the Company which occurred on August 31, 2006. All payments will occur during 2007.

The above table includes significant compensation costs for our Chief Executive Officer, Chief Financial Officer and former Chief Executive Officer that relate to stock options that were granted prior to our initial public offering in July 2005. Specifically, for our Chief Financial Officer and former Chief Executive Officer, stock options were granted in July 2004 that have resulted in non-cash compensation expense of $116,698 and $327,595, respectively, included in the above table. Stock option awards were granted to our Chief Executive Officer in January 2005, for which non-cash compensation expense of $730,671 is included in the above table. These non-cash compensation expenses were determined based upon the deemed fair value of our common stock as we contemplated an initial public offering during 2004 and 2005, and prior to the successful completion of our initial public offering in July 2005.

The above table also includes $327,595 in non-cash compensation expense for our former Chief Executive Officer associated with the modification of his stock option awards, which resulted in the acceleration of ten months of vesting.

GRANTS OF PLAN BASED AWARDS TABLE FOR THE YEAR ENDED DECEMBER 31, 2006

On August 24, 2000, our Board of Directors adopted our 2000 Plan, and on March 30, 2005 adopted our 2005 Plan and our NED Plan. All options granted are governed by the terms of these plans. For the fiscal year ended December 31, 2006, we granted options to purchase a total of 866,176 shares of our common stock with a weighted average exercise price of $2.73 per share to our employees, including grants to our named executive officers. Under the terms of our 2005 Plan, any options to purchase shares of our common stock granted under our 2000 Plan that expire or are otherwise terminated in accordance with the terms of the 2000 Plan shall be added to the option pool for our 2005 Plan and become available for future grant under the 2005 Plan. Options granted under our 2000 Plan expire ten years from the date of grant. No stock appreciation rights covering our common stock were granted to our named executive officers in 2006.

As of December 31, 2006, options to purchase a total of 1,328,725 shares were outstanding and options to purchase 150,275 shares remained available for grant under the 2000 Plan and 2005 Plan, combined.

The following table sets forth certain information with respect to grants of plan-based awards during or for the fiscal year ended December 31, 2006 to each of our named executive officers listed in the Summary Compensation Table. All stock options listed in the following table were granted from our 2005 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward F. Brennan, Ph.D. President & Chief Executive Officer	3/24/06 3/24/06					187,500		187,500	$ $	3.01 3.01	$ $	386,438 398,775

Gregory J. Tibbitts Chief Financial Office and Vice President, Finance	3/24/06 3/24/06					50,000		50,000	$ $	3.01 3.01	$ $	103,050 106,340

Helen S. Barold, M.D., M.P.H., FACC, FHRS Chief Medical Officer	8/11/06 8/11/06		$175,000			62,500		62,500	$ $	2.12 2.12	$ $	90,963 93,863

(1)	The awards under these equity incentive plans and non-equity incentive plans do not include thresholds or maximums.
(2)	The amount reflected in this column is the grant date fair value as calculated by the Company during the year ended December 31, 2006 under Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, or FAS123(R), for grants made in 2006. A discussion of the assumptions used in calculating these values may be found in Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. The stock option grants noted in the table above resulted in non-cash stock-based compensation expense during the year ended December 31, 2006 of $206,580, $27,378 and $55,088 related to Dr. Brennan, Dr. Barold and Mr. Tibbitts, respectively. These amounts are also included in the Summary Compensation Table.

We have granted stock options to each of our executive officers that vest upon the achievement of regulatory milestones. Specifically, in the case of Dr. Brennan and Mr. Tibbitts, 30% of the shares covered by their grants vest upon the receipt of approval for the marketing of our product for the treatment of atrial flutter, and 70% of the shares covered by their grants vest upon the receipt of approval for the marketing our product for the treatment of atrial fibrillation. In the case of Dr. Barold, 100% of the shares covered by her grant vests upon the receipt of approval for the marketing of our product for the treatment of atrial fibrillation. As part of the terms of her employment, we will make additional bonus payments to our Chief Medical Officer upon the achievement of specified milestones, if they are received by specific dates as follows: (i) if we receive approval for the marketing of our product for the treatment of atrial flutter by June 30, 2007, Dr. Barold will receive $25,000, (ii) if we submit a PMA for the treatment of atrial fibrillation by December 31, 2007, Dr. Barold will receive $50,000 and (iii) if we receive approval for the marketing of our product for the treatment of atrial fibrillation by December 31, 2008, Dr. Barold will receive $100,000. We selected these milestones to directly align the financial interests of our executive officers with the interests of our stockholders.

In addition to the performance-based stock options mentioned above, we have also granted stock options to each of our executive officers that vest ratably over periods of time. Specifically, the stock options granted to Dr. Brennan and Mr. Tibbitts during the fiscal year ended December 31, 2006 vest ratably over 48 months, while the stock options granted to Dr. Barold during the fiscal year ended December 31, 2006 vest 25% upon her one year employment anniversary with the remaining shares vesting ratably over the following 36-month period.

All option awards granted to Dr. Brennan and Mr. Tibbitts during the fiscal year ended December 31, 2006 would be affected by a change-in-control. Please see “Potential Payments Upon Termination or Change-in-Control” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table includes potential payments to named executive officers upon employment termination or change in control of CryoCor. The table assumes that the triggering event has taken place on the last business day of the Company’s prior fiscal year, December 31, 2006, and that the Company’s stock price is $2.80 per share, the closing market price on that date.

Name	Benefit	Before Change in Control		After Change in Control		After Change in Control		Voluntary Termination, Death or Disability		Change in Control
		Termination w/o Cause		Termination w/o Cause		Resignation for Good Reason
Edward F. Brennan, Ph.D. President & Chief Executive Officer	Severance payments Benefits continuation Stock option acceleration (1)	$ $ $	243,750 12,821 93,287	$ $ $	243,750 12,821 259,130	$ $ $	— — 259,130	$ $ $	— — —	$ $ $	— — 129,565

Gregory J. Tibbitts Vice President, Finance and Chief Financial Officer	Severance payments Stock option acceleration (1)	$ $	120,000 —	$ $	120,000 69,000	$ $	— 69,000	$ $	— —	$ $	— 34,500

(1)	We valued the stock option vesting acceleration modifications in accordance with the provisions of SFAS 123(R).

Our executives are “at will” employees, and they may terminate their employment with us at any time. Similarly, we can terminate their employment at any time, with or without cause. If we terminate the employment of Dr. Brennan or Mr. Tibbitts other than for cause, the named executive officer will be entitled to receive additional salary provided he executes a waiver and general release in favor of the Company. Dr. Brennan would receive nine month’s salary as well as nine month’s medical benefits coverage and nine month’s stock option vesting acceleration. Mr. Tibbitts would receive six month’s salary. In addition, we intend to enter into an employment agreement with Dr. Barold that provides for similar benefits in connection with the termination of her employment other than for cause. These payments could be made as either a lump sum payment, or paid over a specific period of time, based upon the terms of the general release. For purposes of these employment agreements, termination “for cause” generally means a termination as a result of the commission of a fraud against us or an act that materially injures our business, the conviction of a felony involving moral turpitude that is likely to injure our business, the participation in any activity that is directly competitive with our injurious to us or one of our affiliates, or the repeated failure to perform their employment duties.

Upon a change of control of CryoCor, certain stock options belonging to our named executive officers shall vest 50% of the unvested shares of our common stock upon the change in control. In addition, if within 12 months of a change of control of CryoCor any of our named executive officers are terminated without cause or resign for good reason, 100% of their unvested shares of our common stock subject to each of their stock options grants shall be accelerated in full, subject to certain limitations. These vesting acceleration benefits do not discriminate in scope, terms or operation in favor of executive officers, and are generally available to all salaried employees. The acceleration of stock options is contingent upon the employee executing a waiver and general release in favor of us or our successor. For purposes of these stock option agreements, resignation for “good reason” generally includes resignation following a substantial change in optionee’s position, duties or responsibilities prior to the change of control, relocation more than 50 miles from San Diego, material reduction in base salary or bonus and failure to provide benefits on terms that are no less favorable than those in effect prior to the change in control.

At the end of August 2006, we did not extend our employment agreement with our former Chief Executive Officer, Dr. Gregory Ayers. Under the terms of his employment agreement, he will receive separation compensation of one year’s salary, or $450,000. This amount was accrued on the balance sheet as of December 31, 2006. One-half of the separation compensation will be paid six months after his employment agreement terminated and the remaining 50% will be paid ratably over the following six months. The Summary Compensation Table also includes $327,595 in non-cash compensation expense for our former Chief Executive Officer associated with the modification of his stock option awards, which resulted in the acceleration of ten months of vesting.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006 FISCAL YEAR-END TABLE

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year end, December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date
Name	Exercisable		Unexercisable
Edward F. Brennan, Ph.D. President & Chief Executive Officer	187,902 35,156 —	(1) (2)	— 152,344 —	(2)	— — 187,500	(3)	$ $ $	0.62 3.01 3.01	3/2/15 3/23/16 3/23/16

Gregory J. Tibbitts Vice President, Finance and Chief Financial Officer	44,082 9,375 —	(1) (2)	— 40,625 —	(2)	— — 50,000	(3)	$ $ $	0.62 3.01 3.01	7/20/14 3/23/16 3/23/16

Helen S. Barold, M.D., M.P.H., FACC, FHRS Chief Medical Officer	— —		62,500 —	(4)	— 62,500	(5)	$ $	2.12 2.12	8/10/16 8/10/16

Gregory M. Ayers, M.D., Ph. D. Former Chief Executive Officer	7,526 12,388	(6) (6)	— —		— —		$ $	13.02 8.37	8/30/10 8/20/12

(1)	Represent stock options issued under the 2000 Stock Option Plan which are exercisable prior to vesting, subject to the Company’s right to repurchase unvested shares upon employment termination. These stock options vest 25% on the annual anniversary of hire date, with the remaining 75% vesting on a monthly basis over the following 36 months. At December 31, 2006, 69,035 and 118,867 were vested and unvested, respectively of Dr. Brennan’s 187,902 stock options outstanding. At December 31, 2006, 12,431 and 31,651 were vested and unvested, respectively of Mr. Tibbitts’ 44,082 stock options outstanding.
(2)	Represent stock options issued under the 2005 Equity Incentive Plan that become exercisable in 48 equal monthly installments beginning one month after grant date.
(3)	Represent stock options issued under the 2005 Equity Incentive Plan that vest 30% upon receipt of approval for the marketing of our product in the treatment of atrial flutter from the United States Food and Drug Administration, or FDA, and 70% upon receipt of approval for the marketing of our product in the treatment of atrial fibrillation from the FDA.
(4)	Represent stock options issued under the 2005 Equity Incentive Plan that vest 25% on the annual anniversary of grant date, with the remaining 75% vesting on a monthly basis over the following 36 months.
(5)	Represent stock options issued under the 2005 Equity Incentive Plan that vest 100% upon receipt of approval for the marketing of our product in the treatment of atrial fibrillation from the FDA.
(6)	Represent stock options issued under the 2000 Stock Option Plan. These stock options canceled on February 1, 2007, ninety days after Dr. Ayers’ resignation from the Board of Directors.

OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2006

The following table includes certain information regarding option exercises with respect to the named executive officers for the fiscal year ended December 31, 2006:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gregory M. Ayers, M.D., Ph. D. Former Chief Executive Officer	226,901	$543,091

(1)	The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION

The Company has no nonqualified defined contribution or other nonqualified deferred compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to compensation plans under which CryoCor’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,328,725	$2.33	301,953	(1)
Total	1,328,725	$2.33	301,953	(1)

(1)	Includes 151,678 shares of our common stock available for issuance under our Employee Stock Purchase Plan as of December 31, 2006. Excludes future increases in the number of shares reserved for issuance pursuant to the terms of the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and our 2005 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is CryoCor’s preference to avoid related party transactions.

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which CryoCor is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of CryoCor, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

RELATIONSHIPS WITH ENTITY AFFILIATED WITH A FORMER EXECUTIVE OFFICER AND DIRECTOR

CryoCor GmbH leases office space in Germany from Innovative Medical Products GmbH (“IMed Pro”). The Company’s former Chief Executive Officer and former member of the Company’s Board of Directors is a general manager of IMed Pro. During the years ending December 31, 2006, 2005 and 2004, the Company made payments to IMed Pro of approximately $51,000, $147,000 and $95,000, respectively for these operating costs.

INDEMNIFICATION AGREEMENTS

As permitted by Delaware law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements generally require us to indemnify our directors and executive officers against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any of these individuals may be made a party by reason of the fact that he or she is or was a director, officer, employee, or other agent of ours or serving at our request as a director, officer, employee, or other agent of another corporation or enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the indemnification agreements, all expenses incurred by one of our directors or executive officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of the director or executive officer, to repay all advanced amounts if it is ultimately determined that the director or executive officer is not entitled to be indemnified by us under his or her indemnification agreement, our amended and restated bylaws or the Delaware General Corporation Law. The indemnification agreements also set forth certain procedures that will apply in the event any of our directors or executive officers brings a claim for indemnification under his or her indemnification agreement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are CryoCor stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Send your written request to CryoCor, Inc. Attn: Gregory J. Tibbitts, Chief Financial Officer, 9717 Pacific Heights Boulevard, San Diego, CA 92121 or contact Gina Martinez at (858) 909-2200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gregory J. Tibbitts

Secretary

April 24, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, CryoCor, Inc. 9717 Pacific Heights Boulevard, San Diego, CA 92121.

ANNUAL MEETING OF STOCKHOLDERS OF

CRYOCOR, INC.

May 14, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

2

10030000000000000000 3

051407

The Board of Directors recommends a vote FOR the nominee for director listed below and FOR proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect one director to hold office until the 2010 Annual Meeting of Stockholders.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

NOMINEES:

David J. Cooney

2. To ratify the selection of Ernst & Young LLP as independent auditors of CryoCor for its fiscal year ending December 31, 2007.

FOR AGAINST ABSTAIN

Unless a contrary direction is indicated, this Proxy will be voted for the nominee listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date: Signature of Stockholder

Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CRYOCOR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2007

The undersigned hereby appoints Edward F. Brennan and Gregory J. Tibbitts, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of CryoCor, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CryoCor, Inc. to be held at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California 92121 on Monday, May 14, 2007, at 2:00 p.m. (Pacific time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side.)

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